Exhibit 99.1

Contacts:

Mark T. Thies	Dale T. Jahr
Executive Vice President & CFO	Director of Investor Relations
(605) 721-2331	(605) 721-2326
djahr@bh-corp.com

For Immediate Release

BLACK HILLS CORPORATION TO HOLD CONFERENCE CALL TODAY
TO DISCUSS PROPOSAL TO COMBINE WITH
NORTHWESTERN CORPORATION

RAPID CITY, South Dakota—November 28, 2005—Black Hills Corporation (NYSE:BKH), a diversified energy company, will conduct a conference call today, November 28, 2005, at 4:00 p.m. Eastern Time to discuss its proposal to combine with NorthWestern Corporation.

The conference call can be accessed by dialing toll-free (800) 479-9001. International participants can call (719) 457-2618. When prompted, indicate that you wish to participate in the “Black Hills Proposal Conference Call.” A replay of the conference call will be available through December 5, 2005 by dialing (888) 203-1112 (USA) or (719) 457-0820 (international).  The access code is 4636901.

The investor presentation for the conference call will be posted on Black Hills Corporation’s website prior to the conference call and will also be filed with the Securities and Exchange Commission in a Current Report on Form 8-K.

About Black Hills:

Black Hills Corporation is a diversified energy company. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

Additional Information:

Investors and securityholders are urged to read the disclosure documents regarding the proposed merger when they become available because they will contain important information. Investors and securityholders will be able to obtain a free copy of such disclosure documents when they become available, as well as other filings containing information about Black Hills and

NorthWestern, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the disclosure documents and the filings with the SEC that will be incorporated by reference in such disclosure documents can also be obtained without charge, when they become available, by directing a request to Shareholder Relations, Black Hills Corporation, P.O. Box 1400, Rapid City, SD 57709, Telephone Number: (605) 721-1700.

The directors and executive officers of Black Hills may be deemed to be participants in the solicitation of proxies from Black Hills shareholders and NorthWestern stockholders in respect of the proposed merger.  Information regarding the directors and executive officers of Black Hills is currently available in its proxy statement filed with the SEC by Black Hills on April 15, 2005. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the disclosure documents and other relevant materials that will be filed by Black Hills with the SEC when they become available.

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